Exhibit 99.3

Renaissance Learning Incorporated

Moderator: Terry Paul

July 16, 2003

5:00 p.m. EST

OPERATOR:  Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Renaissance Learning second quarter earnings release conference call. At this time, everyone is on a listen-only mode. Later, there will be an opportunity for you to ask your question and instructions will be given at that time. As a reminder, your conference is also being recorded. At this time, I would like to introduce you to the Chief Executive Officer, Mr. Terry Paul. Sir, please go ahead.

TERRY PAUL, CHIEF EXECUTIVE OFFICER, RENAISSANCE LEARNING:  Good afternoon. I'm Terry Paul, CEO of Renaissance Learning, and I'd like to welcome everyone to our second quarter conference call. Before starting, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995,including statements regarding sales expectations and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the company's Securities and Exchange Commissions filings, including Forms 10-K and 10-Q.

With me today is John Hickey, who has served the company as President and Chief Operating Officer for the past seven years and as of tomorrow, will succeed me as Chief Executive Officer. Also with me is Steve Schmidt, our Chief Financial Officer, who is being promoted to Executive Vice President and CFO, and will oversee additional operational and administrative functions. Let me discuss these and other management changes before I turn the call over to John and Steve to offer comments on the quarter, and then we'll field questions.

The management changes announced today, the promotion of John Hickey to Chief Executive Officer and Steve Schmidt to Executive Vice President and CFO, are part of our plan to take the next step to become a much larger company. As Co-Chairman with my wife, Judi, I will continue to be involved in product development and corporate strategy but not on a full-time basis. Judy and I believe this is the right time to step back and hand off the baton to a younger, aggressive, yet experienced team. This change will make it even more likely we will accomplish our corporate purpose to accelerate learning and become a faster-growing, and larger company. We are fortunate to have an individual of John Hickey’s talent and experience to take over the top leadership role. It should come as no surprise to anyone that we are also promoting Steve Schmidt, our Chief Financial Officer, to Executive Vice President.

We are also making other management changes to streamline the organization for growth. Rick Rocca  has been named Senior Vice President, Sales and Services, responsible for field sales, business development, and implementation services. Mike Edgren  has been promoted to Senior Vice President, Marketing. In this position, Mike will be responsible for all marketing functions and product development and product management. I think these management changes and the internal organizational changes we are making, are all very positive. I'm really excited because of what these changes mean for our long-term growth.

In discussing management changes I would be remiss in not mentioning Mike Baum and the role he has played in our past success. As was announced a few weeks ago, Mike resigned from his current position in late June. Mike's contributions cover a wide range of accomplishments, from helping to establish the training business, to serving as CEO and leading the effort to take the company public. We wish him all the best, and more.

Now, here's John to discuss the past quarter and our outlook going forward.

JOHN HICKEY, PRESIDENT AND COO, RENAISSANCE LEARNING:  Thank you, Terry. Second quarter sales and earnings were up slightly from the prior year's second quarter performance. Second quarter revenues were $33.6 million, up 1.2 percent from second quarter 2002, while net income was up 2 percent at $9 million. Our share repurchase program continues to have a positive impact on earnings per share, as we achieved earnings per share of $0.29 for the quarter, up $0.04 per share, or 16 percent from the prior year's second quarter EPS of $0.25 per share. Steve will provide more details behind the numbers after my comments.

During the past quarter, we continued to make substantial investment in product development and in expanding our field sales force. While it would be easy to reduce investment during this period of slowing educational spending, we feel it is important to continue with programs that will eventually return the company to higher growth rates. One of our more recent product announcements was for Read Now, a comprehensive reading intervention program for elementary, middle, and high school students. Read Now is a product that is directed at helping students who have fallen behind in their reading skills to get back to grade level. This research based reading and intervention program will allow teachers to assist struggling readers to quickly improve their reading skills, and is a natural extension of our existing reading programs. Read Now is a unique offering for us in that it bundles several of our software products with training and interactive consulting to ensure schools a quick, effective implementation.

Another area of product development I would like to mention is our initiative to migrate our products to a client server platform, which we call CS Enterprise. Increasingly, schools have both the technical capability and need to run our school products school-wide and district-wide and to integrate our software with their other system. CS Enterprise architecture makes it easier to implement our software and provides improved information accessibility, scalability, and efficiencies for both school-wide and district-wide applications. This includes improving the timeliness and efficiency of data reporting, allowing us to help educators in real-time in making the best use of our information technology. We will also be scalable from the classroom to the largest district and reduce school support costs. With CS Enterprise, schools will be able to more easily link their existing student records to our products, reducing administrative costs, and allowing teachers more time to teach. Products that will be available soon in the Client Server Enterprise family including STAR Reading, STAR Math, STAR Early Literacy. StandardsMaster and Fluent Reader are already offered in the Client Server Enterprise architecture. Accelerated Math, Accelerated Reader and other software products will be available in the CS Enterprise architecture next year.

We continue to ramp up our field sales force. I am pleased to report that during the quarter, we hired a Sales Vice President, Linda Bessmer  to help with this effort. Linda is an outstanding sales professional with extensive experience. She started in June and is already having a positive impact. The total field sales team now stands at 33, an increase of 8 since our last conference call. We're beginning to see some progress on increasing our presence in larger school districts, and are encouraged by the growing sales pipeline. However, in the current tight school spending environment, the lead time to close contracts remains long. We expect to see some of the fruits of our field team's efforts this year, but many of the current opportunities may not be realized until 2004.

I believe everyone is aware of how serious the current situation is with state budget deficits. Suffice it is to say that many states continue to face budget shortfalls and will be cutting future spending. We expect to continue to face a very difficult environment for the remainder of the year and in the first half of 2004. A recent survey conducted by the National Association of State Governors confirmed that almost every state has implemented reductions in programs and only a few states have succeeded in exempting high-priority programs such as K-12 education. As we have said previously, because Federal funding of K-12 schools is less than 10 percent of the total, we do not expect Federal funding to be sufficient to make up the lower state spending. However, because of our ramp-up in field sales, new products and marketing programs, we are sticking with our previous guidance and expect to achieve slight growth in both revenue and earnings for the full year of 2003, despite these poor market conditions. In the long term, we continue to be very optimistic for getting our prospects to achieve improved growth rates.

Now, here's Steve to provide more details on the financial results.

STEVE SCHMIDT, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING:  Thank you, John. As John mentioned, we achieved slight growth in sales and earnings over last year's second quarter levels marking our first quarter in the past 12 months that we've achieved positive growth. Sales were $33.6 million for the quarter, up 1.2 percent from last year's second quarter. Product sales were still down compared to the prior year, but only by 1 percent, our best performance in a year. It's worth noting that the six new products introduced last year had their strongest quarter yet in aggregate with revenue over 40 percent higher than any of the previous three quarters when all six were available. While this current sales volume is still a long way from their potential and what we expected, the trend is encouraging.

Service sales continue to be the bright spot with total service revenues improving 18 percent over last year's second quarter level. The training segment, which includes implementation consulting services as well as the traditional classroom training sessions, grew by over 20 percent, continuing to benefit from having districts under contract. While we expect training to continue to grow in the near term, the rate of growth will depend on how quickly our expanded field sales team is successful in signing new deals to replace contracts that are being completed. Growth in the training business may slow over the next quarter or two until the sales team gains the momentum that we ultimately expect. Software support revenues grew by about 11 percent in the quarter.

The overall gross profit margin of 85.4 percent was down slightly from the 85.7 percent margin reported last year. The decline is related entirely to services making up a larger portion of the total sales this quarter, as both product and service margins were higher this year compared to last. Product gross margins of 90.1 percent were up slightly from last year, and were higher than the last couple of quarters due to a more favorable sales mix. Service margins improved 1.6 percentage points from last year due to efficiency gains in the training business.

Operating expenses for the second quarter were $14.9 million, down 2 percent from second quarter 2002 levels. Operating expenses as a percentage of sales also declined from last year, more than offsetting the slight gross margin decline and leading to an operating margin of 41.1 percent, a full percentage point above last year's second period level, and the highest operating margin we've achieved since late 1998.

Product development costs totaled $4.2 million this quarter, flat with last year and at similar levels to the last couple of quarters. We do not expect a significant change in product development costs in the near term.

Selling and marketing expenses of $6.75 million were down about 10 percent from the prior year. These expenses were less than we had projected due to a slower ramp up of the field sales team, some internal efficiencies in marketing, and from the previous consolidation of some of our internal sales team. Third quarter sales and marketing costs are expected to be higher due to aggressive marketing plans, including promotion of our newly-announced reading intervention product, Read Now, and higher costs associated with our field sales group. In fact, going forward and starting in the third quarter, we expect sales and marketing expenses to exceed the amount incurred in the comparable prior period due primarily to higher costs related to the field sales force expansion.

General and administrative expenses were $3.9 million representing 11.7 percent of sales. These costs were higher than last quarter, and last year's second period by close to $.5 million, primarily due to a one-time charge recorded for employee separation expenses this quarter. We expect G&A expenses to return to something closer to the first quarter expense level, which represents our expected normal run rate.

Operating cash flow continued to be strong at $9.4 million this quarter. Though, it was down 7 percent compared to last year due to timing with the first quarter when cash flow was extremely strong. Year to date, operating cash flow is just over $20 million, up 7 percent from the first half of 2002, despite net income being flat.

Accounts receivable collections continue to be terrific in the quarter with the DSO benchmark at 31 days as of June 30th. Besides the excellent collection efforts, timing of district contract payment terms played favorably to our DSO calculations.

Deferred revenue declined by $300,000 in the quarter, due to fulfillment of services under district contracts.

Cash and investments totaled $94.6 million as of June 30th, up about $400,000 from the previous quarter, despite the fact that we continue to buy back stock. We repurchased 441,000 shares in the second quarter, investing about $8.4 million. The total stock purchases through June 30th under the 5 million share authorization were just over 4 million shares with an investment of $72.9 million.

Our effective tax rate was at 38.25 percent this quarter, the same as the first quarter.

Net income for the quarter was $9 million, up about $173,000, or 2 percent from last year's second quarter income of $8.8 million. Earning per share was $0.29, a gain of $0.04 per share or 16 percent over last year's $0.25 per share. The difference between the modest growth and net income and the EPS growth of 16 percent is related to the lower number of shares outstanding due to the stock buy back program. A similar picture exists for the year to date income performance. Net income in both the first half of this year and 2002 was flat at $16.6 million. However, earnings per share for 2003 stand at $0.53 per share a gain of $0.06 per share or 13 percent over the prior year.

Speaking of stock, we have recently made the decision to significantly scale back our stock option program in favor of a cash bonus plan for our management employees. Most executive level and management employees will now be covered by a cash bonus plan in which the bonus amount will be based on company performance, specifically, growth in revenue and  earnings. We believe the bonus plan will be more fair to the employees providing a measurable incentive without the risk and noise of stock market fluctuations. While we will still grant stock options for certain executives, the Board of Directors and other special situations, the value of stock options granted will decline by about 70 percent.

As John discussed, we do not see relief from the pressures on funding for K-12 schools in the near term. It appears that total school funding for the 2003/2004 school year will be little changed or lower than the 2002/2003 year, and what increases might be available will likely be absorbed by school salaries, health care costs, and administrative expenses, potentially leaving less buying power for our products and services. Despite this tight environment, we are continuing to project slight growth in sales in earnings for the year 2003, as our expanded field sales force is ramping up to begin having a positive impact, which along with our other marketing initiatives and new products, can help us overcome the difficult market conditions.

At this point, Terry, John, and I would be happy to answer any questions you may have.

OPERATOR:  Thank you, ladies and gentlemen, if you are calling as a representative of an investment firm, you are invited to ask a question at this time. Please press the numbers 1 followed by 4 on your telephone keypad to register in the question queue. Questions will be taken in the order they are received. And we do ask that while posting your question, you pick up your handset to provide optimum sound quality. Once again, ladies and gentlemen, if you do have a question or a comment at this time, please press the numbers 1 follow by 4 on your telephone keypad. Thank you, our first question is coming from Mark Marostica with US Bancorp Piper Jaffray. Your line is live.

MARK MAROSTICA, PIPER JAFFRAY:  First question relates to the comment on the six new products that you mentioned. I believe up 40 percent higher in revenue than what you experienced in the previous three quarters. First part of the question is, what products in particular – if there are one or two – that are driving that?

TERRY PAUL:  Hi, Mark, this is Terry.

MARK MAROSTICA:  Hi, Terry.

TERRY PAUL:  We don't provide breakouts of which products are – you know, the primary drivers, although I would say that in general, it's fairly well spread across all of the six products.

MARK MAROSTICA:  OK. Thank you. Also, looking at the product announcement that you made regarding CS Enterprise, John, if you could review for me, and I couldn't write it as fast as you were saying it, which products currently are available on CS Enterprise?

JOHN HICKEY:  The current products that are currently available is Fluent Reader and Standards Master, and those to be announced soon would be STAR Reading, STAR Math, and STAR Early Literacy.

MARK MAROSTICA:  And next year Accelerated Reader and Accelerated Math, correct.

JOHN HICKEY:  Yes.

MARK MAROSTICA:  Now, does this position your software offering to be available via the web in a much easier fashion? Is it portable from client server to the web, or is that in fact what you are talking about here?

JOHN HICKEY:  Well, we are in fact – yes, it is – the answer to your question, it is available by the web. All of the reporting capabilities are able to be ran on a browser. So that you have that wonderful world of that – of having the internet. And at the same time, though, it is a classic server environment or client server environment. So it's a combination of both technologies, Mark.

MARK MAROSTICA:  OK, excellent. And the two products that are available now, Fluent Reader and Standards Master, what has been the receptivity of your offering? If you could comment on that.

TERRY PAUL:  I am not sure I understand, Mark.

MARK MAROSTICA:  The receptivity of the new platform versus the old platform? Just trying to get a sense for …

TERRY PAUL:  Mark, in the case of Fluent Reader and Standards Master, they are only available in that platform.

MARK MAROSTICA:  I see, OK. Fair enough. Fair enough. OK, then last question, I just wanted to get a sense for your appetite on the stock buy-back. You have been pretty aggressive on that and just wondering going forward, should we expect it to be re-upped once you've exhausted it?

TERRY PAUL:  Well, we don't preannounce what our intentions are with respect to the buy-back. Obviously, it depends on what the stock price is, and so forth. But I would not anticipate that the authorization would be – would be a primary limitation on what we might choose to do. But we don't – we don't – you know, show our hands with respect to what our intentions are, but they vary from day to day, depending on how the stock is doing.

MARK MAROSTICA:  OK. Thank you. I will turn it over.

OPERATOR:  Thank you. Our next question is coming from Howard Block with Bank of America Securities. Your line is live.

HOWARD BLOCK, BANK OF AMERICA SECURITIES:  Thank you, good afternoon, everybody, and congratulations and the best of luck, John.

JOHN HICKEY:  Thank you.

HOWARD BLOCK:  On the deferred revenue line, the sequential growth was actually the least that its been as far as I can check the data which I think is as far back as 1997 and just wondering if there is a reason for the lower sequential growth? Particularly in the light of the fact you have a subscription product available that you have been selling which, coupled with the district selling effort you'd think you'd be building up deferred revenue more abundantly than you did in prior years.

STEVE SCHMIDT:  Yeah. Howard, this is Steve. I think that's attributable as my comments indicated that it's related to contracts that we have with districts now. Where we are delivering more services under those contracts than we are – than we've been able to sign additional contracts to replace that backlog, if you will. I think some of that is attributable to the fact that we are in process of ramping up the field sales force. Some of it is seasonal as you get into the summer and fall now is more likely time to be signing additional contracts. But we do expect the deferred revenue to return to growing both because of the subscription-based products and because of our efforts at the district level.

HOWARD BLOCK:  OK. And then with regards to the Federal moneys that are available through Reading First, I'm sort of anticipating that August and September will probably be the sort of the biggest single starting gun for Reading First activities in the country. Are you aware of any schools or customers that might be sort of launching their Reading First program in which they've incorporated some of your products?

TERRY PAUL:  Yes, we are aware that some school districts and schools are using Reading First moneys for our product. And that there are many that intend to use it for our products. But we still do not see that – that total money available under that act or even the federal funding is going to offset the total state spending reductions that are – that are happening. So, we think, again, that total spending in education is going to be flat over the next year and if not flat maybe a little bit down.

HOWARD BLOCK:  OK. And then, over the past – about 3-1/2 years, I think it was 14 quarters, I was looking quickly through our model, the product gross margin has improved seven times and deteriorated seven times. And there doesn't seem to be any pattern to it. Is there any – is there some pattern, I guess in this chaos that I'm missing with regards to the direction of product gross margins?

STEVE SCHMIDT:  I don't think so, Howard. I think you will see gross margins relatively stable at the levels they've been in the last few quarters. As you know, when we brought out the new scanner design, we were able to achieve some improvement in the product gross margin as a result of that. But when you start talking about margins that are 88 percent or 90 percent, it doesn't take much of a mix change, a few more scanners or some other small costs decreased or increased to have a 1 percent or a 2 percent fluctuation in the overall margins. So I think it's going to settle out in the range where its been in recent times.

HOWARD BLOCK:  OK, that's helpful, Steve. And just back on the – Mark's question. Were you comparing the new product – I am sorry, the new products to three previous quarters? When you said it was 40 percent higher than any of the other previous, was that three previous?

STEVE SCHMIDT:  Yes, that's correct. Because some of those new products were first available in third quarter last year. So we are comparing against third quarter/fourth quarter last year as well as first quarter this year.

HOWARD BLOCK:  So how many previous quarters had all six available of those three previous?

STEVE SCHMIDT:  Just the three.

HOWARD BLOCK:  So – I am sorry, so all three had all six products available?

STEVE SCHMIDT:  That's correct.

HOWARD BLOCK:  OK. And then the last question is then, and I will maybe jump back into the queue is, I know the business doesn't sort of grant you a lot of visibility, but when you offered guidance which is somewhat limited of course with after the first quarter earnings release which was only about six weeks before the end of the second quarter, you'd mentioned that R&D would sort of continue at approximately this level you said for the near term and yet it was down, you know, somewhat significantly for our purposes and then G&A I think you just explained with regards to the termination, I guess, arrangement with some employees why that sort of spiked but then sales and marketing was supposed to be the same and it was up about 10 percent. I guess there are some variances even over a six-week period that sort of leaves us struggling as to how to model the business perspective. Anything that you can say about the current guidance for the next couple of quarters that might leave us feeling more comfortable even though there was a rather significant variance on some of those lines off of the last guidance?

STEVE SCHMIDT:  I think when we talk about the product development cost variances they have – product development costs had been running in the $4.2 million to $4.5 million range and there will be minor fluctuations there, but I think that has been pretty consistent as our guidance has indicated. G&A expense similarly at the rate except for the unanticipated separation expenses. So we had a unique one-time event in the second quarter.

In terms of selling and marketing expenses, that's fairly fluid. We'll determine which marketing promotions, what activity we undergo, sales commissions will depend on the amount of business brought in by the new field sales force, the timing of the ramp-up of the new field sales force, all play into the total amount of selling and marketing expenses that we project. We've provided our best guidance going forward. The fact that G&A expenses will be at approximately the first quarter rate, our normalized run rate, product development costs are not likely to change, and perhaps the most significant change will be the selling and marketing expenses will likely be up on a year-over-year basis going forward because we do have a fairly critical mass now of 33 field sales force of 33 people, 33 employees. And we do expect them to start contributing as well as I mentioned a very aggressive marketing program around the new Read Now product and the back-to-school season, which has been a higher spending period for us marketing-wise. So we are providing our best guidance, our best thinking at this point.

HOWARD BLOCK:  Great, thanks for your patience. I really appreciate it.

TERRY PAUL:  Thanks.

OPERATOR:  Thank you, our next question is coming from Natalie Walrond with Pacific Growth Equities. Your line is live.

NATALIE WALROND, PACIFIC GROWTH EQUITIES:  Hi. Thanks for taking my questions. I actually have several, I will ask a few and jump back into queue, if that makes sense. First I wonder if we could talk a little bit about pricing? Could you give us a sense either I guess quantitatively or qualitatively of what is going on with some of the products in terms of pricing? Have you found that it has been pretty resilient? Are you discounting more than typical? I know you always do some discounting.

TERRY PAUL:  Well, I wouldn't say that we always do some discounting. We have I think reported that we discounted or changed the pricing, that is lowered the price on STAR Early literacy, but that was about three quarters ago. We have not actually implemented any significant changes in our price structure for quite some time. Anybody else what to qualify that?

STEVE SCHMIDT:  The only other price change is we have been dropping the scanner price, I believe that was dropped earlier this year. In terms of the discounting, it’s been a very standard discount schedule for some of the larger purchases where we do offer some volume discounting, but there's been no deviation in the application of those discounts, nor any real significant special promotions that we've run. Actually pricing has been very stable.

NATALIE WALROND:  That's great. OK, related to pricing, can you just help me understand how the accounting for this works. As you guys do more district level sales where you're bundling, you're doing a sale where you are bundling products as well as services. Do you – are you disaggregating it when you report the numbers so that for each district level sales, there is some contribution to products and some to services?

STEVE SCHMIDT:  That's correct, the district contract is really a combination of product and the services that we deliver, and as we deliver those products and services, the accounting is the same as if we had just signed a deal for the individual product or service.

NATALIE WALROND:  OK. So do the – is there a variance between product and service margins sold to a district versus sold to an individual school?

STEVE SCHMIDT:  Not a significant difference. There is more of a volume discount because of the size of the deal but also some efficiencies that we can gain on the service side by being able to plan ahead, to deliver the service in the most efficient manner.

NATALIE WALROND:  OK. That's really helpful. OK, and then can we talk a little bit about the networking capital metrics. This is I guess a two-parter. DSOs came down really substantially, and looked great. I am wondering what your sense is of how much lower they can go or how sustainable they are at these levels? By contrast, days of inventory seems to take a few days tick-up by our measure and I am wondering if you can help us understand of how you think about managing the inventory levels.

STEVE SCHMIDT:  Inventories are really not significant and the things that make up inventory can fluctuate depending on if we got an order in right before the end the quarter or right after the end of the quarter. Inventory is such a small piece of the capital that – the working capital that we need to provide. Your observation is correct on the collections and the DSO side. The last two quarters have been the best that we've achieved DSO-wise, and I attribute that to not only continued due diligence in making sure the accounts stay current, but also the timing of district contracts and the terms under those contracts can affect DSOs. I do not expect the DSOs to go much below where they've been and I think the more district contracts we sign, they have a chance of ticking up some, but I think we've kind of established a new benchmark for ourselves and we will work real hard to keep those DSOs in the low 30s.

NATALIE WALROND:  OK, that's great. And then one final question, and I will jump back into queue, we had done some due diligence on the client server architecture and also understand there is an increasing demand for you guys to host the platform, and I am wondering how much you are seeing. Are you doing more hosting rather than having the actual software housed at district or the school level?

TERRY PAUL:  Well, it's somewhat premature in that we only have Fluent Reader and StandardsMaster in that platform but soon to have more and I think there is some additional interest from smaller school districts and so on, asking us if we would be willing to house and host, and we do on occasion do that, but I think the majority has been requested for the school district themselves to host it.

NATALIE WALROND:  OK. OK, thanks, I will jump back in.

OPERATOR:  Thank you. Ladies and gentlemen, our next question is coming from Brandon Dobell with Credit Suisse First Boston. Your line is live.

BRANDON DOBELL, CREDIT SUISSE FIRST BOSTON:  Hi, guys. A couple of quick ones here. In terms of the district contracts, the larger contracts, are the new products a material portion of what's being sold there, or is it still pretty much primarily more services and the core products, and then somewhat related to that, kind of leveraging off of what a couple of callers before talked about, have you made any shifts in terms of how you look at marketing? Obviously with the field sales force that [inaudible] shifts in the selling procedure, but what kind of things you are doing on a marketing perspective. Have you taken different approaches? Are you allocating funds differently in terms of advertising versus catalogs? I am trying to get a sense for in this environment, have you changed your strategy at all, going forward, do you anticipate that you do change your strategy at all?

TERRY PAUL:  Well, in the case of field sales force, yes. We have a different marketing strategy. The district level people are not likely to respond to direct mail. And so, you know, you do have less of those costs. You tend to spend more money in leave-behind materials in terms of marketing costs. And because a lot of your marketing effort is really carried by the sales team and making those one-on-one contacts and developing meetings and developing a relationship with the district people. So I would say, yes. The marketing at the district level is really substantially different. And the mix – the change in the mix between marketing expenses and sales expenses, higher sales expenses, lower marketing expenses.

With respect to your first question, which is, do districts buy, as I understand it, do districts buy different kinds of products, and do they tend to buy more of the new products than perhaps through the existing channel? I would say that, yes, there is a slight – there is a pattern which is different. And this is one of the reasons why we got into the business of going direct and expanding our sales team to sell to districts is some products are really the decision-making on those products tend to be made at the district level. For example, StandardsMaster is a product which is typically sold at the district level and is a district-wide software product. Even Accelerated Math, is a product which has a tendency because of the higher per building price tag and also a tendency because of how math curriculum decisions are made that the district is more likely to be the decision maker relative to the campus. So we do see a different mix of products, and there is a, I would say, a slight enhancement or movement towards the new products in the case of district sales.

BRANDON DOBELL:  OK, and taking that one step further, the combination of a couple of comments. One, the newer products being strong versus the last three quarters, as the sales force matures and you've got more traction there, that would leave me to believe that [inaudible] more traction in terms of the bigger deals or the components of bigger deals. At the same time, kind of back that into what the revenues were on the product basis year over year. The reading side of the businesses may be struggling more than the kind of overall revenue line appears to be? Is that an accurate characterization, or is there more going on here, so all things are kind of equal and really just the new products that are doing well and the rest of stuff is kind of suffering along with the market environment?

TERRY PAUL:  Our reading product line, has stayed strong, and I would say that up to this point, almost all products have kind of suffered equally. We expect that to change somewhat because we are starting to see the pipeline fill with our district sales force, but so I think on a prospective basis, we'll see more changes in terms of product mix, but so far, we haven't seen that much.

BRANDON DOBELL:  OK. Thanks a lot.

OPERATOR:  Thank you. Ladies and gentlemen, our next question is coming from Drew Crum of Legg Mason. Your line is live.

DREW CRUM , LEGG MASON:  Good afternoon, and congratulations. First question pertains to the industry conditions. I wanted to get your thoughts on the recently passed tax legislation. $20 billion of which was earmarked for state aid. I wondered if you could comment on any positive contribution that may play into the second half of '03? And if that's being factored into your guidance?

TERRY PAUL:  Well, certainly $20 billion will help, but the, I think the states are forecasting a deficit for this year of somewhere around $80 billion. So, yes, it's good. But, you know, we kind of wait until we see the whites of their eyes and frankly this market is just – we haven't seen that yet.

DREW CRUM :  OK. Next question pertains to uses of cash touched on share repurchase. Any thoughts on issuing a dividend going forward?

TERRY PAUL:  Well, certainly the tax law change makes the idea of a dividend more attractive. Of course there are other uses of cash, share acquisitions, and just acquisitions in general, not just buy back of shares but also acquisitions. The Board will consider all of these factors in making a determination on a dividend.

DREW CRUM :  OK. Last question pertains to Read Now. Give us a sense as to what type of interest level you're seeing for that product? When does it become available, and how is it priced relative to some of your other products?

JOHN HICKEY:  Sure. Read Now was introduced rather late in the quarter, so it's coming on the heels of really the schools being closed down. So – but at least from our initial push into the market, we've received a high interest level from various districts who are available and want to receive presentations during the summer months. So we're very encouraged by what we think Read Now will do. The basic package starts at just under $11,000, which doesn't include the books, the books will be available, from various resellers, but that's our package which includes software, teacher instruction materials, on-site training, and as well as some continual distance consulting.

DREW CRUM :  OK. Great. Thanks, guys.

OPERATOR:  Thank you. Once again, ladies and gentlemen, if you do have a question or a comment at this time please press the numbers 1 followed by 4 on your telephone keypad. Our next question is coming as a follow-up from Natalie Walrond. Your line is live.

NATALIE WALROND:  Hi, thank you. A couple more questions. One is that we're hearing that the urgency for increased grant writing is really starting to accelerate at a lot of the schools. I was wondering if you could update us on how many grant writers you currently employ and whether you see that number increasing or what your demand looks like for those services?

STEVE SCHMIDT:  Sure. We don't actually employ a team of grant writers, Natalie. However, we do have a funding group that does work with schools, and helps arrange those resources so that we do assist with the schools with the process and then getting the resources they need. I think the increase in the federal programs in general have increased activity around grant writing as much of the money under the federal program is what is called competitive money where states or schools or districts have to apply for it, in essence, write a grant application for it. So there's no question the activity has picked up around that.

NATALIE WALROND:  Can you give me a sense of whether you're growing the funding group or staying about the same size and just the utilization is higher.

STEVE SCHMIDT:  We've got a fairly substantial funding group already. It has increased over the last couple of years. But I think we're at a point now that we are able to serve the customer base.

NATALIE WALROND:  OK, great. And the final question, Terry, in your introductory comments, you sort of mentioned you were positioning the company for, you know, rapid growth, much larger company, and it sounded – you know, acceleration of growth, and given that sort of the near term to maybe medium-term environment is looking pretty poor. I am wondering if you could talk a little bit – expand on what the longer term strategy looks like? Should I interpret that to mean the scope of the company is going to be broadening?

TERRY PAUL:  Well, I think that one thing that I had touched on in several conference calls is the – the change in our marketing strategy and this – we keep talking about field sales force, but recognize that we believe that probably two-thirds of the business or more, the decision on those purchases is made at the district level. And we have really not been a significant player in that channel. And so we are very confident that with the addition of the new sales team and we are bringing in high-quality people that we will be able to get a much higher percentage of that business.

NATALIE WALROND:  OK, so when you talk about accelerating growth you are really talking about the specific district level sales growth model, right?

TERRY PAUL:  That would be certainly the number one factor. Second factor is, we also have a lot of confidence in our new products and believe that there is un-tapped opportunity there, and also I think ultimately one of the new areas that John Hickey mentioned is this CS Enterprise product line will also play a factor. So when we look out there into the future, beyond the current distress within the school market, we see tremendous opportunity for Renaissance Learning.

NATALIE WALROND:  OK, great. And one final question for you, Terry, if I may. When you took over the role of CEO from Mike, one of the things that you said was that being the CEO allowed you to be much more involved in the district sales process, and that the sale was often much more effective having the founder and CEO as part of it. Are you still planning on participating in district level sales? Or are you scaling that back a little bit?

TERRY PAUL:  There are a number of areas that I will continue to be involved in and certainly for any larger account, district level account, I will be available and both in fact Judi and I will both be available. That will certainly be one area that the kind of external high visibility areas Judi and I would both be involved in and available for.

NATALIE WALROND:  OK. Thank you.

OPERATOR:  Thank you. Our next question is coming as a follow-up from Mark Marostica with US Bancorp Piper Jaffray. Your line is live.

MARK MAROSTICA:  Thank you, question regarding seasonality of the business. Typically I think looking back at fiscal '01 and earlier, the trending from Q2 to Q3, you typically see an up tick in revenue in the service and the product. I am trying to get a sense for whether the district sales force effort or perhaps the question might be, how much has the district sales force effort played in kind of altering that seasonal pattern versus the market weakness in fiscal '02 and prospectively going forward?

STEVE SCHMIDT:  I think, Mark that the district effort as we're – our success in being able to sign large contracts or implement large contracts could cause more variability in the product revenue. In a quarter we signed several large deals, you would get an up tick that you wouldn’t have otherwise when you don’t sign the large deals. I don't think you can generalize on the product side. They would be very dependent on the success that we have with the district sales force. On the service side, third quarter is traditionally our highest quarter for delivering services. It's the time of year when schools are available to have the training sessions scheduled. September – or, August, September, a huge month for delivery of services as well as October. So we do tend to see an uptick in services in the third quarter.

MARK MAROSTICA:  And touching on your first point, on the district sales, do those follow any typical sales pattern or is it just a random type of spread?

TERRY PAUL:  I think at the sales level where we're at, it seems pretty random to us because we are still on the ramp-up. So I think we have to get to a little bit more mature state before we would be able to say that there's – what the seasonal pattern is. I am sure there is going to be a seasonal pattern. I guess I can't say for sure what it is going to be though.

JOHN HICKEY:  Just to add, I would certainly say the time line is much longer when you compare it to other traditional channels that we've sold in when you compare district opportunities to non district opportunities.

MARK MAROSTICA:  OK, and last question, competitively at the district level, are you seeing any of your competitors on a frequent basis? Or could you comment on who you are seeing competitively at the district level?

TERRY PAUL:  It really depends on the product that is being presented. But it certainly is a very competitive environment. I don't think that we walk in that – at any district level whether we're talking about math or reading, writing, or StandardsMaster that there isn't one or two or three competitors in there. That have products in the same curriculum area. So it's highly competitive market, but I wouldn't – I wouldn't point out any – any one competitor over the other. It's the same group that you would expect to see out there selling those curriculum products.

MARK MAROSTICA:  OK. Thank you very much.

OPERATOR:  Thank you. Ladies and gentlemen, our next question is from Howard Block, your line is live.

HOWARD BLOCK:  Thank you. I just wanted to clarify something on the semantics, Terry, you have been steadfast with respect to the guidance in term of the expectation for slight growth in revenue and earnings for the year. I just wanted to make sure when you say earnings, you really mean earnings because year to date, your earnings are up 13 percent I think, but net income is virtually flat. So if you finished the year with net income being flat but earnings being up because of the share buy back, would you consider that as having satisfied the guidance for earnings growth?

TERRY PAUL:  No. Well, we think that earnings will be up slightly. And with the stock buy back, they should be up a little bit more because of the stock buy back, but –

HOWARD BLOCK:  So would it be safe to assume earnings also means net income would be up slightly?

TERRY PAUL:  Yes, net income.

HOWARD BLOCK:  OK. And then the other question might be difficult to answer on the spur-of-the moment like this but with regards to what you'd said in a few minutes ago in answering Natalie's question, and said something about after we get past this difficult economic cycle for the states, you're excited about the prospects for growth. How would you answer the question if someone asked which I am about to, what do you believe the secular growth is, particularly the revenue growth for this company, again controlling for the economic cycle?

TERRY PAUL:  Well, I think that – I think that we have an opportunity to do quite a bit better than 5 percent or 10 percent. Even 15 percent in terms of growth. Even if the school market stays flat. I mean, basically we've – we feel very confident that we will increase our market share because of the initiatives that we have in place. And so if you're talking about increasing market share, and then on top of that, if you get an up tick in school spending, we think things start to look pretty exciting again for Renaissance Learning.

HOWARD BLOCK:  Great, thanks a lot, guys.

OPERATOR:  Thank you. At that time, we have no further audio questions. Do you have any closing comments?

TERRY PAUL:   Despite the current difficult market conditions, we are continuing to invest aggressively in new products and on expanded sales team, to position the company for accelerated growth. This is my last conference call as CEO. And while I'll be staying on as Co-Chairman together with my wife Judi, I will focus on strategy and product development. John Hickey is taking over the reigns CEO and also promoted Steve Schmidt to Executive Vice President and CFO. These management changes are an important step towards becoming a larger company. Thank you for joining us, and we will talk to you again in October.

OPERATOR:  Thank you, ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at that time, and have a wonderful day.

END